Exhibit 99.1

NEWS RELEASE	Cinergy Corp.
139 East Fourth Street
P.O. Box 960
Cincinnati, OH 45201-0960

News contact:	Steve Brash 513-287-2226 (w) 513-231-6895 (h)
Angeline Protogere 317-838-1338 (w) 317-298-3090 (h)

Investor contact:	Brad Arnett 513-287-3024

Website:	www.cinergy.com

FOR IMMEDIATE RELEASE – July 27, 2004

CINERGY REPORTS SECOND QUARTER EARNINGS;
MOVES FORWARD ON CONTINUOUS IMPROVEMENT INITIATIVE

CINCINNATI – Cinergy Corp. (NYSE:CIN) today reported second quarter 2004 earnings of $0.32 per share on a diluted basis compared with earnings of $0.47 per share on a diluted basis in 2003.

Reported earnings for the second quarter 2004 included $0.09 per share in charges for implementation costs relating to the company’s “CIN-10” continuous improvement initiative, costs associated with exiting a non-regulated energy service and the write-down of certain investments.  Second quarter 2003 results included a $0.05 per share contribution from discontinued operations and charges of $0.04 per share pertaining to voluntary early retirement and severance programs and a write-off of a technology investment.

Second quarter earnings from the Regulated Businesses segment were $0.20 per share in 2004 compared with $0.14 per share for the second quarter of 2003.  Excluding the impact from the charges described above relative to the segment, the earnings of the Regulated Businesses increased by $0.08 per share.  The increase in earnings was primarily due to an increase in electric gross margins resulting from higher electric retail sales volumes during the quarter and the impact of the recently approved electric rate increase for PSI Energy, Inc.  Increased electric sales volumes were driven by warmer weather and a three percent increase in non-weather related demand as compared with the second quarter of 2003.  Partially offsetting the increased margins was higher depreciation expense, which resulted from increased plant in service and higher depreciation rates associated with PSI’s electric rate increase.

(more)

The Commercial Businesses segment’s second quarter earnings were $0.16 per share in 2004 compared with $0.36 per share for the second quarter of 2003.  Excluding the impact from the discontinued operations and other charges described above relative to the segment, the earnings of the Commercial Businesses decreased by $0.13 per share.   This decrease was primarily attributable to higher fuel and emission allowance expenses during the quarter, which were partially offset by favorable weather, increased margins in the wholesale power business and increased earnings from the company’s energy services businesses.

The Power Technology and Infrastructure Services segment lost $0.04 per share in the second quarter 2004 compared to a loss of $0.03 per share in 2003.  Excluding the impact of charges related to certain investments, second quarter results were comparable to last year.

“While fuel and emission allowance costs continue to pressure earnings, we expect the impact from rising fuel costs to lessen during the second half of the year,” said James E. Rogers, chairman, president and chief executive officer.  “We also anticipate that the demand for power will continue to increase as the economy grows and expect a strong performance from our commercial businesses in the second half of the year.  Consequently, we believe that our 2004 earnings target of $2.65 to $2.80 per share remains achievable.”

The company’s previously announced CIN-10 continuous improvement initiative remains on course to deliver both productivity improvements and revenue enhancements.  “We can now confirm that we have identified the specific projects that will deliver our target of $50 million in pre-tax earnings for 2005,” said R. Foster Duncan, executive vice president and chief financial officer.  During the second quarter, the company began recording the implementation costs associated with this initiative.

In May, the Indiana Utility Regulatory Commission approved PSI Energy’s rate application providing an additional $107 million in annual revenues above the $33 million already included in rates for environmental construction work in progress.  In addition, the commission approved continuation of a purchased power tracker and a tracker to recover costs and credit revenues associated with the company’s membership in the Midwest Independent System Operator.  As part of the purchased power tracker, the commission provided for an equal sharing between customers and shareholders of off-system sales profits made by the company, with an upfront credit to customers of approximately $15 million.

A settlement was also reached in May with 11 intervening parties and the staff of the Public Utilities Commission of Ohio on a rate certainty plan filed by The Cincinnati Gas & Electric Co., to provide for reliable electric supplies and sustain retail competition through 2008.  The agreement, which must be approved by the PUCO, calls for annual generation rate adjustments in a range of five to eight percent reflecting costs of providing the reserve capacity necessary to maintain adequate electric supplies, as well as costs associated with environmental compliance, taxes, homeland security and emission allowances, beginning in 2005.  The settlement also permits the company to defer, during the period from July 2004 through 2005, certain costs related to capital expenditures associated with its delivery system for future recovery in rates beginning in 2006.  A PUCO order on the settlement is expected by the end of August.

Cinergy Corp. has a balanced, integrated portfolio consisting of two core businesses: regulated operations and energy merchant. Cinergy’s regulated delivery operations in Ohio, Indiana, and Kentucky serve 1.5 million electric customers and about 500,000 gas customers. In addition, its Indiana regulated operations own 7,000 megawatts of generation.  Cinergy’s energy merchant business is a Midwest leader in low-cost generation owning 6,300 megawatts of capacity with a profitable balance of stable existing customer portfolios, new customer origination, marketing and trading, and industrial-site cogeneration.

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions.  These forward-looking statements are identified by terms and phrases such as “anticipate”, “believe”, “intend”, “estimate”, “expect”, “continue”, “should”, “could”, “may”, “plan”, “project”, “predict”, “will”, and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted.  Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to, unanticipated weather conditions; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes in costs; environmental incidents, including costs of compliance with existing and future environmental requirements; electric transmission or gas pipeline system constraints; legislative and regulatory initiatives; additional competition in electric or gas markets and continued industry consolidation; financial or regulatory accounting principles; political, legal, and economic conditions and developments in the countries in which we have a presence; changing market conditions and other factors related to physical energy and financial trading activities; the performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; availability of, or cost of, capital; employee workforce factors; delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures; and costs and effects of legal and administrative proceedings, settlements, investigations, and claims.  Please refer to the company’s SEC filings for additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.  The Company undertakes no obligation to update the information contained herein.

Following are summaries of Cinergy’s unaudited consolidated and segmented financial information for the second quarter and first six months of 2004.